EXECUTION COPY


     COMPLETION GUARANTEE AND INVESTMENT BANKING AND FINANCING ARRANGEMENT
FEE AGREEMENT dated as of September 29, 1995, among TRADING COVE ASSOCIATES, a Connecticut general partnership ("TCA"), WATERFORD GAMING L.L.C., a Delaware limited liability company and successor to the interests of the Original Partners of TCA ("Waterford"), and SUN INTERNATIONAL HOTELS LIMITED, a Bahamian corporation ("SIHL"). Capitalised terms used herein but not defined shall have the meaning set forth in the Amended and Restated Partnership Agreement of TCA dated as of September 21, 1994, as amended (the "TCA Partnership Agreement").

     WHEREAS, TCA, through its Original Partners, secured a conditional opportunity to develop and manage a casino in Montville, Connecticut (the "Project") with the Mohegan Tribe of Indians of Connecticut (the "Tribe");

     WHEREAS, the location of the Project is near the Foxwoods Resort and Casino ("Foxwoods") which has approximately 3,800 slot machines and 200 table games, has been operating for several years and is the largest gaming facility in the United States;

     WHEREAS, the Tribe was only willing to retain TCA as manager if TCA was capable of arranging the financing, development and construction of a large world class facility capable of competing with Foxwoods;

     WHEREAS, TCA, being incapable of arranging the financing, development and construction of such a facility, desired to enter into a subcontract with SIHL pursuant to which SIHL would arrange the financing, development and the construction of the Project;

     WHEREAS, Bear Stearns & Co. was not willing to act as financial advisor to the Tribe and TCA unless SIHL specifically became a party to an engagement letter (the "Engagement Letter") pursuant to which Bear Stearns & Co. would underwrite $175 million of senior debt for the Project (the "Senior Debt");

     WHEREAS, Bear Stearns & Co. advised TCA and the Tribe that it would be impossible to raise the Senior Debt and to finance the Project without (i) the acquisition by TCA or one of its partners or affiliates thereof of $40 million of subordinated debt of the Tribe or a tribal entity (the "Subordinated Notes"), (ii) a completion guarantee executed by SIHL (the "Completion Guarantee") pursuant to which SIHL would obligate itself to complete construction of the Project and to loan the Tribe up to an additional $50 million by purchasing additional subordinated debt (the "Completion Guarantee Subordinated Notes"), (iii) a pledge of 1,500,000 shares of SIHL stock with a market value of approximately $43 million (the "Pledge") as collateral for SIHL's obligation under the Completion Guarantee and (iv) a letter of credit in an amount of $15 million (the "Letter of Credit") to support SIHL's obligation under the Completion Guarantee;

     WHEREAS, TCA, being incapable of acquiring the Subordinated Notes, any Completion Guarantee Subordinated Notes or performing under the Completion Guarantee requested SIHL, as subcontractor, to acquire the Subordinated Notes, execute the Completion Guarantee and the Engagement Letter and provide the Pledge and the Letter of Credit;

     WHEREAS, on September 29, 1995 in order to facilitate the underwriting of the Senior Debt and the financing of the Project, TCA acquired $1.7 million of Subordinated Notes and SIHL (i) acquired $38.3 million of Subordinated Notes from the Mohegan Tribal Gaming Authority, an instrumentality of the Tribe ("MTGA") (ii) executed the Completion Guarantee obligating itself to complete the Project and acquire up to $50 million of Completion Guarantee Subordinated Notes, (iii) caused the Pledge to be made, (iv) caused the Letter of Credit to be posted and (v) executed the Engagement Letter.

     WHEREAS, as a result of SIHL performing the services set forth in this Agreement, the Tribe entered into the Amended and Restated Gaming Facility Management Agreement dated September 29, 1995,with TCA pursuant to which the Tribe is obligated to pay to TCA certain management fees (the "TCA Management Fees");

     WHEREAS, MTGA, as issuer of the Subordinated Notes, is obligated to pay interest thereon at a rate per annum equal to 15%, with interest payments due semi-annually on the interest payment dates of May 15 and November 15 as set forth in the Subordinated Notes (the "Interest Payment Dates") with respect to the six month periods ending, respectively, on the preceding April 30 and October 31 (each, a Semi-Annual Period); provided, however, pursuant to the Indenture dated September 29, 1995 relating to the Senior Debt (the "Senior
Note Indenture"), MTGA is prohibited from paying cash interest on the Subordinated Notes on any Interest Payment Date unless certain financial tests are met; in which case, for purposes of this Agreement, on any Interest Payment Date that interest is not paid in cash, such interest shall be considered paid-in-kind (the "Subordinated Note PIK Amount") and on the first day after the applicable Semi-Annual Period the principal amount of Subordinated Notes shall be deemed increased by and to include the Subordinated Note PIK Amount;

     WHEREAS, the Project was completed on October 8, 1996, and between August 20, 1996 and January 3, 1997, SIHL funded $50 million under the Completion Guarantee and acquired $50 million of Completion Guarantee Subordinated Notes;

     WHEREAS, MTGA, as issuer of the Completion Guarantee Subordinated
Notes, is obligated to pay interest on the Completion Guarantee Subordinated Notes at a rate per annum equal to the sum of the prime rate announced from time to time by the Chase Manhattan Bank ( which, for purposes of this Agreement, shall be understood to be set on the first day of the applicable Semi-Annual Period) plus 1% (the "Base Rate"), with interest payments due for the applicable Semi-Annual Period on the applicable Interest Payment Date; provided, however, pursuant to the Senior Note Indenture, MTGA is prohibited from paying cash interest on any Completion Guarantee Subordinated Notes on any Interest Payment Date unless certain financial conditions are met; in which case, for purpose of this Agreement, on such Interest Payment Date that interest is not paid in cash on $17.5 million principal amount of Completion Guarantee Subordinated Notes (the "PIK Completion Guarantee Notes"), such interest shall be considered paid-in-kind (the "Completion Guarantee PIK Amount") and on the first day after the applicable Semi-Annual Period the principal amount of PIK Completion Guarantee Notes shall be deemed increased by and to include the Completion Guarantee PIK Amount;

     WHEREAS, with respect to $32.5 million of Completion Guarantee Subordinated Notes (the "Non-PIK Completion Guarantee Notes"), for purposes of this Agreement, the principal amount of Non-PIK Completion Guarantee Notes shall not be deemed increased as a result of the failure of MTGA to pay any interest due thereon in cash; and

     WHEREAS, SIHL is the holder of the Non-PIK Completion Guarantee Notes and the PIK Completion Guarantee Notes;


     NOW THEREFORE, the parties hereto agree as follows:

     1. Investment Banking and Financial Structuring Services. It is hereby acknowledged that SIHL, as subcontractor to TCA, arranged, structured and negotiated the terms of the financing of the Project, including, without limitation, the Senior Debt, Subordinated Notes, equipment financing and bank financing, and it is further acknowledged that by acquiring the Subordinated Notes, executing the Completion Guarantee, causing the Pledge to be made and the Letter of Credit to be posted, and becoming a party to the Engagement Letter, SIHL provided valuable services that enabled the Project to be financed and developed.

     2. Fees and Payment Terms. TCA and SIHL recognise that part of the fees payable hereunder are to compensate SIHL for its exposure under the Subordinated Notes and the Completion Guarantee Subordinated Notes and accordingly, such fees should be reduced or increased based upon the outstanding principal amount of Subordinated Notes and Completion Guarantee Subordinated Notes held by SIHL. It is further recognized that SIHL shall be permitted to sell and transfer its right to receive fees associated with the Subordinated Notes and Completion Guarantee Subordinated Notes. This principle being established, the parties agree that TCA shall pay SIHL or one or more of its affiliates for the services rendered under this Agreement the fees set forth below; provided, however, such fees shall be payable only to the extent that TCA receives TCA Management Fees from the Tribe in amounts adequate to pay such fees and meet its other obligations and to the extent that TCA has not received adequate TCA Management Fees to make the payments set forth below on the dates specified and meet its other obligations, such fees shall be deferred (without the accrual of interest) until TCA has received sufficient TCA Management Fees to pay them:

          (i) $5,520,000, constituting two percent (2%) of the total development costs of the Project (all so-called hard and soft costs with respect to construction of the Project, except land acquisition costs) shall be payable on October 8, 1996;

         (ii) $2,500,000 shall be payable on April 30, 1996, and $2,500,000 shall be payable on October 31, 1996;

        (iii)  $2,700,000 shall be payable on April 30, 1997;

         (iv) every six months, beginning October 31, 1997, there shall be payable an amount equal to the product of (1) $2,300,000 and (2) a fraction, the numerator of which is the weighted average principal amount of Subordinated Notes outstanding during the applicable Semi-Annual Period (including all Subordinated Note PIK Amounts) and the denominator of which is $40,000,000;

          (v)  $525,000 shall be payable on October 31, 1996, $2,600,000 shall be payable on April 30, 1997, and every six months, beginning October 31, 1997, there shall be payable an amount equal to the product of the (a) the number arrived at by dividing the difference between (26 1/2 % and the Base Rate) by two (the "Multiplier") and (2) weighted average of principal amount of Non-PIK Completion Guarantee Notes outstanding during the applicable Semi-Annual Period;

         (vi)  $80,000 shall be payable on October 31, 1996, $1,350,000 shall be payable on April 30, 1997, and every six months, beginning October 31, 1997, there shall be payable an amount equal to the product of (1) the Multiplier and (2) the weighted average of principal amount of PIK Completion Guarantee Notes (including all Completion Guarantee PIK Amounts) outstanding during the applicable Semi-Annual Period;

     3. Obligation to acquire Certain Deferred Interest. On November 15, 1996, and on each Interest Payment Date thereafter for so long as MTGA does not pay cash interest with respect to the Non-PIK Completion Guarantee Notes (the "Deferred Interest Amount") TCA shall acquire from SIHL, the Deferred Interest Amount, for a purchase price equal to the face value of the Deferred Interest Amount (the "Purchase Price"). To the extent that TCA has not received sufficient TCA Management Fees to acquire the applicable Deferred Interest Amount on the applicable Interest Payment Date, such acquisition shall be postponed until it has received sufficient TCA Management Fees. If such acquisition does not occur before the next Interest Payment Date, the Purchase Price payable to SIHL shall accrue interest at the Base Rate from such next Interest Payment Date until such time as such acquisition is consummated. Any acquisition contemplated by this paragraph 3 shall be effected by the execution of a sale document in the form attached hereto as Exhibit A. SIHL agrees that at such time as MTGA pays SIHL any amounts relating to the Non-PIK Completion Guarantee Notes (other than current interest), such amounts that relate to the Deferred Interest Amounts acquired pursuant to this paragraph 3 shall be immediately paid over to TCA.

     4. Acquisition of Certain SIHL Subordinated Notes. On November 8, 1996, Waterford acquired from SIHL certain Subordinated Notes and SIHL has assigned to Waterford its right to receive $2,500,000 of the fees payable pursuant to subparagraph (ii) of Section 2 of this Agreement. As a result of this acquisition the parties acknowledge that, SIHL has assigned to Waterford its right to receive fees of $1,350,000 that have accrued pursuant to subparagraph (iii) of Section 2 of this Agreement as of April 30, 1997. It is further acknowledged that as a result of this acquisition, Waterford and SIHL each hold 50% of the Subordinated Notes (including all Subordinated Note PIK Amounts), and, accordingly, from May 1, 1997, each of SIHL and Waterford shall be entitled to one half of the fee set forth in subparagraph
(iv) of Section 2 of this Agreement.

     5. Certain Expenses. TCA shall reimburse SIHL for the out of pocket expenses (without premium) incurred solely for the purpose of arranging the purchase of the Subordinated Notes; such reimbursement shall not in any case exceed $1,000,000. On each anniversary such Letter of Credit is outstanding, TCA shall pay SIHL a fee equal to the costs incurred by SIHL or its affiliates in posting such Letter of Credit plus 1% of the principal amount thereof; provided, however, the amount payable to SIHL by TCA shall not exceed for any one year 2% of the undrawn and outstanding principal amount of such Letter of Credit. The parties acknowledge that the obligations set forth in this paragraph 5 have been fully satisfied.

     6. Acquisition of certain Non-PIK Completion Guarantee Notes. On each of October 12, 1997, October 12, 1998 and October 12, 1999 (each a "Closing Date"), Waterford shall purchase from SIHL, and SIHL shall sell to Waterford, for full value, (i) one-sixth of the outstanding principal amount of the first funded $15 million of Non-PIK Completion Guarantee Notes (ii) all accrued and unpaid interest thereon not otherwise paid by TCA pursuant to paragraph 3 hereof and (iii) all accrued and unpaid fees calculated pursuant to subparagraph (v) of Section 2 of this Agreement attributable to the portion of Non-PIK Completion Guarantee Notes being acquired. Such sale shall be effected by the execution of a sale document in the form of Exhibit B attached hereto. Upon the acquisition of the Non-PIK Completion Guarantee Notes pursuant to this paragraph 6, Waterford shall become obligated to pay over to TCA any amounts it receives from MTGA in connection with such Non-PIK Completion Guarantee Notes in accordance with the principle set forth in the last sentence of paragraph 3 hereof.

     7. Assignments. Neither party may assign its rights and/or obligations under this Agreement, except: (i) to a Partner or any affiliate of a Partner, or (ii) with the prior written consent of all parties hereto. Any assignment shall be subject to and made in accordance with applicable gaming, securities or other laws and the assignee shall agree to be bound by the terms of this Agreement.

     8. Authorization; Representations and Warranties. Each party represents and warrants to the other that:

     (a) The execution, delivery, and performance by it of this Agreement and the transactions contemplated herein have been duly authorized by all necessary action, and the individual(s) executing this Agreement on its behalf are duly authorized to do so;

     (b) It is duly organized and in good standing under the laws of the jurisdiction of its formation; and

     (c) The execution, delivery and performance of this Agreement does not and shall not violate any existing agreement, bylaw, statute, rule, regulation and/or ordinance applicable to such party or its execution, delivery and/or performance of this Agreement.

     9.  Notices.  All notices hereunder shall be deemed properly given upon
(i) receipt by the addressee by personal delivery or facsimile transmission,
(ii) two (2) business days after delivery by an overnight express delivery service for the next business day delivery, or (iii) if mailed, upon the first to occur of receipt or the expiration of five (5) business days after deposit in United States Postal Service certified mail, postage prepaid, addressed to the parties at the addresses appearing below. Such addresses may be changed by notice given in the same manner.

          If to TCA:       Len Wolman
                           c/o LMW Investments, Inc.
                           914 Hartford Turnpike
                           P.O. Box 715
                           Waterford, CT 06385
                           Telecopy No.  (860) 437-7752

          With Copy to:    Honigman, Miller, Schwartz and Cohn
                           2290 First National Building
                           Detroit, MI 48226
                           Attn:  Sheldon P. Winkelman, Esq
                           Telecopy No.  (313) 962-0176

          If to SIHL:      Howard ("Butch") Kerzner
                           Sun International Hotels Limited
                           Executive Offices
                           Atlantis, Coral Towers
                           Paradise Island, The Bahamas
                           Telecopy No.  (242) 363-4581


     10. Amendments. This Agreement may be amended or modified only by written instrument executed by all of the parties hereto.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     12. Severability. If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any party or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to parties or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

     14. Further Assurances. The parties will execute and deliver such further instruments and undertake such further actions as may be required to carry out the intent and purposes of this Agreement.

     15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on September 10, 1997, to be effective as of the day and year first above written.


                                               TRADING COVE ASSOCIATES,

                                                 By:  SUN COVE, LTD.,

                                                    By: /s/Howard Kerzner
                                                       Name:
                                                       Title:

                                                 By:  WATERFORD GAMING, L.L.C.,

                                                    By: /s/Len Wolman
                                                       Name:
                                                       Title:


                                               SUN INTERNATIONAL HOTELS LIMITED,

                                                 By: /s/Charles Adamo
                                                    Name:
                                                    Title:


                                               WATERFORD GAMING, L.L.C.,

                                                 By: /s/Len Wolman
                                                    Name:
                                                    Title:





                                                                     EXHIBIT A


     Pursuant to the Completion Guarantee and Investment Banking and Financing Arrangement Fee Agreement dated as of September 29, 1995 (the "Agreement"), between Sun International Hotels Limited ("SIHL") and Trading Cove Associates ("TCA"), SIHL for value received in cash of $______________, hereby sells and transfers to TCA, $________________ of Deferred Interest Amount (as defined in paragraph 3 of the Agreement). Set forth below is the total amount of Deferred Interest Amount outstanding as on the date of this sale, and the amount of Deferred Interest being sold hereunder.


                                   Deferred Interest Amount $_________________

                                   Amount sold hereunder    $_________________



                                                                     EXHIBIT B


     Pursuant to Section 6 of the Completion Guarantee and Investment Banking and Financing Arrangement Fee Agreement dated as of September 29, 1995 (the "Agreement"), among Sun International Hotels Limited ("SIHL"), Trading Cove Associates ("TCA") and Waterford Gaming, L.L.C., ("Waterford"), SIHL for value received in cash of $________________, hereby sells and transfers to Waterford the following:


   $_______________ of principal amount of Non-PIK Completion Guarantee Notes

   $_______________ of accrued and unpaid interest thereon not paid by TCA pursuant to paragraph 3 of the Agreement

   $_______________ of accrued and unpaid fees described in Section 2(v) of the
                    Agreement relating to such Non-PIK Completion Guarantee
                    Notes